Exhibit 10.2

CONFIDENTIAL AND PRIVILEDGED

August 11, 2008

Leanne M. Kelly

c/o Genaera Corporation

5110 Campus Drive

Plymouth Meeting, PA 19462

Dear Leanne:

As discussed with you, Genaera proposes to amend your letter of employment dated November 22, 2002, as amended by letter agreement dated May 8, 2008. The following paragraph is hereby added as the new last paragraph:

“Additionally, if Genaera terminates your employment without cause (as defined in Genaera’s 2004 Stock Based Incentive Compensation Plan): (a) all of your outstanding unvested options to purchase, or awards to acquire, securities of Genaera Corporation shall vest as of the date of termination; and (b) all of your outstanding options to purchase, or awards to acquire, securities of Genaera Corporation shall remain exercisable for the shorter of twelve (12) months following the date of termination or the original term of such option to purchase, or award to acquire, securities of Genaera Corporation.”

Except as amended above, all other terms and conditions of your employment shall remain in full force and effect.

Please indicate your acceptance of this amendment by your signature below and return to Human Resources by August 15, 2008.

/s/ John L. Armstrong, Jr.
John L. Armstrong, Jr.
President and Chief Executive Officer

Accepted:	/s/ Leanne M. Kelly

Date:	August 13, 2008